UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 5, 2025 biote Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-40128	85-1791125
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1875 W. Walnut Hill Ln #100

Irving, Texas 75038

(Address of principal executive offices, including zip code)

(844) 604-1246

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BTMD	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2025, the Board of Directors (the “Board”) of biote Corp. (the “Company”), following the recommendation of the Nominating and Corporate Governance Committee, appointed Richard R. Barrera to serve as a member of the Board to fill the vacancy created by the prior resignation of Steven J. Heyer and as a member of the Nominating and Corporate Governance Committee, effective immediately. Mr. Barrera is a Class II director whose term will expire at the Company’s 2027 Annual Meeting of Stockholders. The Board has determined that Mr. Barrera is “independent” pursuant to the rules of The Nasdaq Stock Market LLC and other governing laws and applicable regulations.

Mr. Barrera, age 53, is the Founder and Portfolio Manager of Roystone Capital, a New York based hedge fund. Prior to founding Roystone Capital in 2012, Mr. Barrera was a Partner and Co-Portfolio Manager at Redwood Capital from 2009 to 2012 and Glenview Capital from 2002 to 2009. He began his career as an Analyst at Gleacher & Co., then worked as an Emerging Markets sovereign bond trader at JP Morgan and then at Groupe Arnault’s family office. Mr. Barrera received his Bachelor’s degree in Finance and Accounting from The Wharton School of the University of Pennsylvania and an MBA from the Harvard Business School. We believe Mr. Barrera’s extensive finance, investment and operations experience qualifies him to serve as a member of the Board.

There is no arrangement or understanding between Mr. Barrera and any other person pursuant to which he was selected as a director, and there is no family relationship between Mr. Barrera and any of the Company’s other directors or executive officers. There are no transactions between Mr. Barrera and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

As a non-employee director of the Company, Mr. Barrera is eligible to participate in the Company’s non-employee director compensation policy, as amended, pursuant to which he will receive (a) an annual cash base retainer of $50,000 per year for service on the Board and (b) an initial equity award with a grant-date fair value of $337,500. The initial equity award (i) will be made pursuant to the Company’s 2022 Equity Incentive Plan, (ii) will consist of an option to purchase the Company’s Class A common stock, and (iii) will vest in 36 substantially equal monthly installments following the grant date, subject to his continued Board service.

In addition, on the date of each annual stockholder meeting of the Company, and assuming Mr. Barrera continues to serve as a non-employee member of the Board following such stockholder meeting, Mr. Barrera will automatically be granted an option to purchase shares of the Company’s Class A common stock with a grant date fair value of $216,000 (but prorated to reflect the time between his initial election or appointment date and the date of such first annual stockholder meeting), vesting in full on the earlier of the first anniversary of the grant date or the day prior to the date of the Company’s next following annual stockholder meeting, subject to his continued Board service.

All of Mr. Barrera’s then-outstanding equity awards granted in connection with the Company’s non-employee director compensation policy, as amended, shall vest and become exercisable in full if the Company is subject to a change in control prior to the termination of his continuous Board service.

In connection with Mr. Barrera’s election to the Board, the Company and Mr. Barrera entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10. 4 to the Company’s Current Report on Form 8-K (File No. 001-40128), filed with the SEC on June 2, 2022. This agreement requires the Company to indemnify Mr. Barrera, to the fullest extent permitted by Delaware law, for certain liabilities to which he may become subject as a result of his affiliation with the Company.

Item 7.01	Regulation FD Disclosure.

On June 9, 2025, the Company issued a press release announcing the appointment of Mr. Barrera to the Board. A copy of the Company’s press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information provided in Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information contained in this Item 7.01, including Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 9, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTE CORP.

By:	/s/ Bret Christensen
Name:	Bret Christensen
Title:	Chief Executive Officer

Date: June 9, 2025